Exhibit 99.1

BlastGard International Announces New High – Capacity Wall System

CLEARWATER FL — February 13, 2008 — BlastGard International, Inc. (OTCBB: BLGA), a leading provider of proprietary blast mitigation materials, today announced the introduction of a new high-capacity wall system.  Andrew McKinnon, Chief Executive Officer and Board member, says “BlastGard’s new high-capacity wall system will revolutionize the perimeter and structure protection world.  Clients with concerns about heavy blast, breaching, ballistic, fragment and shaped charge jet threats to their facilities can now effectively address all of those threats with our economical solution.” Optional electronic security capabilities can also be integrated into the system.

McKinnon adds, “Although all of the components of this system have been available for some time, the addition of our proprietary BlastWrap has been shown to be the catalyst required to produce an effective perimeter wall system. Up until now, nobody has assembled these pieces into the effective system we now offer.  We have experienced a very enthusiastic response from our clients about this new, cost-effective capability and expect to achieve significant near term revenues from this groundbreaking new offering created by Jack Waddell and his team.”

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400